Exhibit 99.1

Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	News Release Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Ed Markey
330-796-8801
ANALYST CONTACT:	Christina Zamarro
330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Fourth Quarter, Full-Year 2017 Results;

Company Outlines Financial Targets, Capital Allocation Plan

•	Net sales of $4.1 billion for the fourth quarter up 9%, $15.4 billion for full-year

•	Global revenue per tire up 5% for fourth quarter, up 4% for full-year

•	Full-year Goodyear net income of $346 million

•	Company exceeds full-year segment operating income target of $1.5 billion

•	Full-year cash flow from operating activities of $1.2 billion

•	Strong fourth quarter volume recovery with U.S. consumer replacement up 8%, EMEA up 2%

•	Record volume, operating income in Asia Pacific

•	Company announces 2020 segment operating income target, capital allocation plan

AKRON, Ohio, February 8, 2018 – The Goodyear Tire & Rubber Company today reported results for the fourth quarter and full-year of 2017.

“Our fourth-quarter results were highlighted by our performance in the 17-inch-and-larger segment in consumer replacement, which delivered nearly double the industry growth in the U.S. and Europe,” said Richard J. Kramer, chairman, chief executive officer and president. “Our strong volume recovery in the quarter gives us positive momentum as we head into 2018.”

“These results reflect the power of the Goodyear brand across all of our regions,” Kramer added. “Our strong global brand is integral to Goodyear’s connected business model which combines innovation and technology leadership, industry-leading products, aligned wholesale and retail distribution and provides us with a competitive advantage.”

“Looking ahead to 2020, I am very confident in our capability to execute our long-term strategy to capture profitable growth in key market segments and deliver significant growth in earnings,” he added.

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Goodyear’s fourth quarter 2017 sales were $4.1 billion, up 9 percent from $3.7 billion a year ago, driven by improved price/mix, favorable currency translation and volume. Excluding currency translation, global revenue per tire increased 5 percent.

Tire unit volumes totaled 42 million, up 2 percent from 2016. Replacement tire shipments were up 3 percent. Original equipment unit volume was down 1 percent.

Goodyear reported a net loss of $96 million in the fourth quarter of 2017 (39 cents per share) compared to net income of $561 million ($2.14 per share) in the year-ago quarter, that was driven by a $299 million one-time, non-cash tax charge related to U.S. tax reform. In addition, the company recognized discrete tax benefits of $331 million in 2016 primarily due to the release of foreign valuation allowances. Fourth quarter 2017 adjusted earnings per share was 99 cents, compared to 95 cents in 2016. Per share amounts are diluted.

The company reported fourth quarter segment operating income of $419 million in 2017, down from $479 million a year ago. The decrease reflects higher raw material costs and the unfavorable impact of lower production on cost, which were partially offset by improved price/mix, net cost savings and higher volume.

Full-Year Results

Goodyear’s 2017 sales were $15.4 billion, up 1 percent from 2016, reflecting an increase in price/mix, favorable foreign currency translation and higher sales in other tire-related businesses, which were partially offset by lower volume.

Tire unit volumes totaled 159.2 million, down 4 percent from 2016. Replacement tire shipments were down 3 percent. Original equipment unit volume was down 6 percent.

Goodyear’s 2017 net income of $346 million ($1.37 per share) is down from $1,264 million ($4.74 per share) in 2016. The decrease was driven by increased income tax expense, which was primarily due to the recognition of a one-time, non-cash tax charge related to U.S. tax reform in 2017, and lower segment operating income. In addition, the company recognized discrete tax benefits in 2016, primarily due to the release of foreign valuation allowances. Full-year adjusted earnings per share for 2017 was $3.12, compared to $4.00 a year ago.

The company reported 2017 segment operating income of $1,522 million in 2017, down 23 percent from $1,985 million a year ago. The decrease was primarily attributable to increased raw material costs and the effect of lower volume, which were partially offset by price/mix improvements.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2017 and 2016 periods.

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Business Segment Results

Americas

	Fourth Quarter		Twelve Months
(in millions)	2017	2016	2017	2016
Tire Units	19.5	18.7	70.9	74.1
Sales	$2,184	$2,061	$8,212	$8,172
Segment Operating Income	209	295	825	1,151
Segment Operating Margin	9.6%	14.3%	10.0%	14.1%

Americas’ fourth quarter 2017 sales increased 6 percent from last year to $2.2 billion. Sales reflect a 4 percent increase in tire unit volume and favorable price/mix. Replacement tire shipments were up 5 percent, driven by an increase of 8 percent in U.S. consumer replacement. Original equipment unit volume was flat.

Fourth quarter 2017 segment operating income of $209 million was down 29 percent from the prior year. The decrease was driven by higher raw material costs and increased costs due to lower production, which were partially offset by improved price/mix and higher volume.

Europe, Middle East and Africa

	Fourth Quarter		Twelve Months
(in millions)	2017	2016	2017	2016
Tire Units	13.7	14.1	57.1	61.1
Sales	$1,264	$1,132	$4,928	$4,880
Segment Operating Income	93	81	355	461
Segment Operating Margin	7.4%	7.2%	7.2%	9.4%

Europe, Middle East and Africa’s fourth quarter sales of $1.3 billion were up 12 percent from the prior year, which was driven by foreign currency translation and improved price/mix. Replacement tire shipments were up 2 percent. OE tire volume decreased 12 percent.

Fourth quarter 2017 segment operating income of $93 million was 15 percent above the prior year. The increase was driven by improved price/mix and cost savings actions, which were partially offset by increased raw material costs.

Asia Pacific

	Fourth Quarter		Twelve Months
(in millions)	2017	2016	2017	2016
Tire Units	8.8	8.4	31.2	30.9
Sales	$623	$548	$2,237	$2,106
Segment Operating Income	117	103	342	373
Segment Operating Margin	18.8%	18.8%	15.3%	17.7%

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Asia Pacific’s fourth quarter 2017 sales increased 14 percent from last year to $623 million, reflecting improved price/mix and higher volume. Tire unit volumes were a record for any quarter and up 5 percent. Replacement tire shipments were flat. Original equipment unit volume was up 12 percent.

Fourth quarter 2017 segment operating income of $117 million was up 14 percent from last year and a record for any quarter, driven by improved price/mix and volume, and partially offset by increased raw material costs.

U.S. Tax Reform

Income tax expense in 2017 was $513 million on income before income taxes of $878 million. In 2017, tax expense included a $299 million one-time, non-cash charge primarily driven by the revaluation of U.S. deferred tax assets to the lower tax rate effective under the Tax Cuts and Jobs Act. Given its significant deferred tax assets, the company had not expected to pay cash taxes in the U.S. through 2020. With the change in the corporate tax rate, this time period extends through 2025.

Financial Targets

The company expects its full-year 2018 segment operating income to be between $1.8 and $1.9 billion. The company also has updated its 2020 segment operating income target and capital allocation plan:

•	Segment operating income target in 2020 of $2.0 to $2.4 billion.

•	The company’s capital allocation plan includes growth capital, restructuring, debt/pension payments and a shareholder return program.

See the note at the end of this release for further explanation of forward-looking total segment operating income.

Shareholder Return Program

The company paid a quarterly dividend of 14 cents per share of common stock on December 1, 2017. The Board of Directors has declared a quarterly dividend of 14 cents per share payable March 1, 2018, to shareholders of record on February 1, 2018.

As a part of its previously announced $2.1 billion share repurchase program, the company repurchased 6.3 million shares of its common stock for $195 million during the fourth quarter. For the full year, the company repurchased 12.8 million shares for $400 million.

Since 2013, purchases under the program total 44 million shares for $1.3 billion. There is $0.8 billion remaining under the outstanding authorization through 2019.

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Conference Call

Goodyear will hold an investor conference call at 8:30 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (877) 888-4294 or (785) 424-1877 before 8:25 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 839-2393 or (402) 220-7206. The replay will also remain available on the website.

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 48 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2017	2016	2017	2016
NET SALES	$4,071	$3,741	$15,377	$15,158

Cost of Goods Sold	3,093	2,722	11,719	10,972
Selling, Administrative and General Expense	584	600	2,302	2,407
Rationalizations	33	16	135	210
Interest Expense	75	87	335	372
Other (Income) Expense	(1)	(13)	8	(10)

Income before Income Taxes	287	329	878	1,207
United States and Foreign Tax Expense (Benefit)	377	(238)	513	(77)

Net Income (Loss)	(90)	567	365	1,284
Less: Minority Shareholders’ Net Income	6	6	19	20

Goodyear Net Income (Loss)	$(96)	$561	$346	$1,264

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$(0.39)	$2.17	$1.39	$4.81

Weighted Average Shares Outstanding	244	258	249	263
Diluted	$(0.39)	$2.14	$1.37	$4.74

Weighted Average Shares Outstanding	244	262	253	266
Cash Dividends Declared Per Common Share	$0.14	$—	$0.44	$0.31

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	December 31, 2017	December 31, 2016
Assets:
Current Assets:
Cash and Cash Equivalents	$1,043	$1,132
Accounts Receivable	2,025	1,769
Inventories:
Raw Materials	466	436
Work in Process	142	131
Finished Products	2,179	2,060

	2,787	2,627
Prepaid Expenses and Other Current Assets	224	190

Total Current Assets	6,079	5,718
Goodwill	595	535
Intangible Assets	139	136
Deferred Income Taxes	2,008	2,414
Other Assets	792	668
Property, Plant and Equipment less Accumulated Depreciation - $10,078 ($9,125 in 2016)	7,451	7,040

Total Assets	$17,064	$16,511

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,807	$2,589
Compensation and Benefits	539	584
Other Current Liabilities	1,026	963
Notes Payable and Overdrafts	262	245
Long Term Debt and Capital Leases due Within One Year	391	436

Total Current Liabilities	5,025	4,817
Long Term Debt and Capital Leases	5,076	4,798
Compensation and Benefits	1,515	1,460
Deferred Income Taxes	100	85
Other Long Term Liabilities	498	626

Total Liabilities	12,214	11,786
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 240 million (252 million in 2016) after deducting 38 million treasury shares (27 million in 2016)	240	252
Capital Surplus	2,295	2,645
Retained Earnings	6,044	5,808
Accumulated Other Comprehensive Loss	(3,976)	(4,198)

Goodyear Shareholders’ Equity	4,603	4,507
Minority Shareholders’ Equity – Nonredeemable	247	218

Total Shareholders’ Equity	4,850	4,725

Total Liabilities and Shareholders’ Equity	$17,064	$16,511

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Year Ended
	December 31,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$365	$1,284
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	781	727
Amortization and Write-Off of Debt Issuance Costs	21	29
Provision for Deferred Income Taxes	385	(229)
Net Pension Curtailments and Settlements	19	17
Net Rationalization Charges	135	210
Rationalization Payments	(154)	(86)
Net Gains on Asset Sales	(14)	(31)
Pension Contributions and Direct Payments	(90)	(89)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(147)	211
Inventories	(44)	(172)
Accounts Payable - Trade	85	(156)
Compensation and Benefits	(65)	(50)
Other Current Liabilities	(76)	(56)
Other Assets and Liabilities	(43)	(52)

Total Cash Flows from Operating Activities	1,158	1,557
Cash Flows from Investing Activities:
Capital Expenditures	(881)	(996)
Asset Dispositions	12	35
Short Term Securities Acquired	(83)	(72)
Short Term Securities Redeemed	83	60
Other Transactions	(10)	(6)

Total Cash Flows from Investing Activities	(879)	(979)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	1,054	417
Short Term Debt and Overdrafts Paid	(1,046)	(228)
Long Term Debt Incurred	6,463	4,988
Long Term Debt Paid	(6,342)	(5,433)
Common Stock Issued	14	13
Common Stock Repurchased	(400)	(500)
Common Stock Dividends Paid	(110)	(82)
Transactions with Minority Interests in Subsidiaries	(7)	(11)
Debt Related Costs and Other Transactions	(41)	(40)

Total Cash Flows from Financing Activities	(415)	(876)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	57	(15)

Net Change in Cash, Cash Equivalents and Restricted Cash	(79)	(313)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,189	1,502

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,110	$1,189

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes.

The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Goodyear Net Income as a percent of Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

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Segment Operating Income and Margin Reconciliation Table

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2017	2016	2017	2016
Total Segment Operating Income	$419	$479	$1,522	$1,985
Rationalizations	33	16	135	210
Interest Expense	75	87	335	372
Other (Income) Expense	(1)	(13)	8	(10)
Asset Write-offs and Accelerated Depreciation	1	10	40	20
Corporate Incentive Compensation Plans	6	16	33	76
Pension Curtailments/Settlements	6	2	19	16
Intercompany Profit Elimination	(14)	(5)	2	2
Retained Expenses of Divested Operations	4	6	13	18
Other	22	31	59	74

Income before Income Taxes	$287	$329	$878	$1,207
United States and Foreign Taxes Expense (Benefit)	377	(238)	513	(77)
Less: Minority Shareholders Net Income	6	6	19	20

Goodyear Net Income (Loss)	$(96)	$561	$346	$1,264

Sales	$4,071	$3,741	$15,377	$15,158
Goodyear Net Income (Loss) as a Percent of Sales	(2.4)%	15.0%	2.3%	8.3%
Total Segment Operating Margin	10.3%	12.8%	9.9%	13.1%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Table

Fourth Quarter 2017

(In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted *	Diluted EPS
As Reported	$287	$377	$6	$(96)	244	$(0.39)
Significant Items:
Discrete Tax Items		(315)		315		1.28
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	34	11		23		0.09
Pension Settlements	6	3		3		0.01

	40	(301)		341		$1.38

As Adjusted	$327	$76	$6	$245	248	$0.99

Fourth Quarter 2016

(In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$329	$(238)	$6	$561	262	$2.14
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	26	2	1	23		0.09
Legal Claims Unrelated to Operations	10	4		6		0.02
Pension Settlements	3			3		0.01
Discrete Tax Items		331	1	(332)		(1.26)
Insurance Recoveries – Discontinued Products	(17)	(7)		(10)		(0.04)
Net Gains on Asset Sales	(3)	(1)		(2)		(0.01)

	19	329	2	(312)		$(1.19)

As Adjusted	$348	$91	$8	$249	262	$0.95

*	Weighted Average Shares Outstanding – Diluted for the calculation of as-reported diluted EPS excludes 4 million weighted average shares outstanding for stock options and other securities that were anti-dilutive.

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Full-Year 2017

(In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$878	$513	$19	$346	253	$1.37
Significant Items:
Discrete Tax Items	(2)	(294)		292		1.14
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	175	53	1	121		0.48
Debt Redemption Charges	31	12		19		0.08
Hurricane Effect	18	2		16		0.06
Pension Settlements	19	7		12		0.05
Net Gains on Asset Sales	(14)	(1)		(13)		(0.05)
Insurance Recoveries – Discontinued Products	(5)	(2)		(3)		(0.01)

	222	(223)	1	444		$1.75

As Adjusted	$1,100	$290	$20	$790	253	$3.12

Full-Year 2016

(In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$1,207	$(77)	$20	$1,264	266	$4.74
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	230	11	1	218		0.82
Debt Redemption Charges	65	20		45		0.17
Americas Intracompany Profit Elimination Adjustment	24	9		15		0.06
Pension Settlements	17			17		0.06
Legal Claims Unrelated to Operations	10	4		6		0.02
Discrete Tax Items	2	458	2	(458)		(1.71)
Net Gains on Asset Sales	(31)	(5)		(26)		(0.10)
Insurance Recoveries – Discontinued Products	(24)	(9)		(15)		(0.06)

	293	488	3	(198)		$(0.74)

As Adjusted	$1,500	$411	$23	$1,066	266	$4.00

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